Exhibit 10.7
HYTHIAM, INC.
Consulting Services Agreement
          Agreement dated as of as of September 15, 2005, between Hythiam, Inc., a Delaware corporation (“Hythiam”), and David E. Smith & Associates, a [California professional corporation] (“Consultant”).
          Consultant’s [president and sole shareholder], David E. Smith, M.D. (“Smith”), and Hythiam are the parties to an Employment Agreement dated as of January 1, 2004 (the “Employment Agreement”), pursuant to which Smith was engaged and continues to serve, on a part-time basis, as Hythiam’s Senior Vice President, Medical Affairs.
          Hythiam desires to procure services from Consultant, on an independent contractor basis, that are outside the scope of the services that Smith is obligated to perform under the terms of the Employment Agreement, and Consultant is willing to provide such services, in each case, subject to the terms and conditions of this Agreement.
          Accordingly, Hythiam and Consultant hereby agree as follows:
          1. Description of Services. Beginning on the date hereof, Consultant will consult with Hythiam as reasonably required from time to time by Hythiam in regard to:
          (a) making Smith (or, with Hythiam’s prior approval, another qualified professional employed by or under contract to Consultant) available as a speaker, lecturer or discussion leader at meetings of or presentations to Hythiam’s licensees and referring physicians;
          (b) procuring the attendance of Smith (or, with Hythiam’s prior approval, another qualified professional employed by or under contract to Consultant) as Hythiam’s representative at meetings of professional societies; and
          (c) assisting Hythiam in the recruitment of members of Hythiam’s Scientific Advisory Board and, in case Hythiam should sponsor or co-sponsor any clinical trials, of principal investigators;
along with such other matters as may be reasonably assigned to Consultant by Hythiam’s Chief Executive Officer or Chief Operating Officer (collectively, the “Services”). In addition, Consultant has executed and agrees to comply with:
          (d) Hythiam’s standard Confidentiality and Non-Disclosure Agreement (the “NDA”); and
          (e) Hythiam’s standard Intellectual Property, Confidentiality, Restrictive Covenant and Invention Assignment Agreement (the “Confidentiality Agreement”);

the terms of which are hereby incorporated by reference into this Agreement.
          2. Performance Standard. Consultant understands that health care is a highly regulated industry, and Consultant represents that it is familiar with the laws and regulations governing the health care industry and will perform Services diligently, competently, professionally, in a timely manner, and in full compliance with all applicable laws, regulations and industry ethical standards (collectively “Laws”) and the terms of this Agreement. Consultant also will follow Hythiam’s ethical marketing practices and any other specific Hythiam policies provided to Consultant, though Consultant acknowledges that Hythiam is under no obligation to provide any policy with respect to Laws inasmuch as Consultant is expected to be aware of and comply with Laws independently. Without limiting the generality of the foregoing, Consultant will not, directly or indirectly, (a) unlawfully influence or attempt to influence any referrals by physicians of substance abuse patients to any Hythiam customer or (b) imply or represent that Hythiam provides medical advice, diagnosis or treatment.
          3. Compensation. During the Term (as defined in Section 5 hereof), Hythiam will compensate Consultant by paying Consultant a fixed monthly fee of $3,800, payable on or about the 15th of each month in arrears in respect of the monthly period just ended. Consultant acknowledges that such fee will constitute payment in full for all Services rendered and the performance by Consultant of all of its other obligations hereunder.
          4. Expense Reimbursement. Consultant will be entitled to reimbursement from Hythiam for reasonable out-of-pocket expenses for travel and necessary third party services incurred in performance of Services but only if, in each case such expenses are approved in advance by Hythiam and based on valid receipts and other documentation sufficient to satisfy IRS standards. Reasonable travel expenses will consist of coach class airfare, business class lodging, and reasonable meals and ground transportation expenses.
          5. Term/Termination. This Agreement will commence on the date hereof, will terminate at close of business on the date immediately preceding the first anniversary of the date hereof and (unless either party shall elect otherwise, effective with at least 30-days’ prior notice to such effect to the other party) will automatically and immediately renew for successive one-year periods thereafter, subject to earlier termination, without penalty:
          (a) by Hythiam, in case Smith should die or become disabled in any material respect, effective upon notice to such effect to Consultant: and
          (b) by either party, in case the other party should materially breach any of the terms or conditions of this Agreement and while such breach continues, effective upon 30 days’ notice to the breaching party (such notice to specify such breach with reasonable particularity), and, following the initial one-year term, effective upon 30 days’ prior notice to the other party.
In case of termination, Consultant will be entitled to any fees accrued (on the basis of a 30-day month) and expense reimbursements incurred in accordance with Sections 3 and 4, respectively, hereof prior to receipt of the notice of termination. Upon termination, Consultant will perform no more Services and will not imply or represent that it has a relationship with Hythiam in any way whatsoever.
          6. Relationship of Parties. It is understood and agreed that during the Term Consultant and Hythiam are and will remain independent contractors with respect to performance of this Agreement. Nothing in this Agreement will be construed to constitute Hythiam and Consultant as employer and employee, partners, joint venturers, agents or anything other than independent contractors. Hythiam will not pay or withhold, and Consultant is not entitled to, any wages, fees, payroll taxes, or employee benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Consultant or its employees.
          7. Consultant’s Employees. Consultant will require and ensure that its employees or contractors who perform Services on behalf of Consultant will be subject to the terms of this Agreement and will, prior to performance of any Services, if they have not already done so, execute a copy of the NDA and the Confidentiality Agreement. Consultant also will provide a copy of the Confidentiality Agreement executed by each such employee or contractor to Hythiam prior to performance of any Services by such employee or contractor. At the request of Hythiam, Consultant will provide adequate evidence of such employee’s or contractor’s qualifications to perform the Project Services. Notwithstanding the foregoing, Consultant will not subcontract any of the project services without Hythiam’s advance written consent in each case.
          8. Intentionally deleted.
          9. Notices. All notices required or permitted under this Agreement will be in writing and will be deemed delivered when delivered in person or sent by a nationally-recognized overnight courier service or three days after being deposited in the United States mail, postage prepaid, , addressed as follows:

if to Hythiam:	Hythiam, Inc.
11150 Santa Monica Blvd., 15th Floor
Los Angeles, CA 90025
Attention: Chief Operating Officer

if to Consultant:	David E. Smith & Associates
856 Stanyan Street
San Francisco, CA 94117
Attention: President
or as otherwise specified by notice from one party to the other.
          10. Entire Agreement. The parties acknowledge that this Agreement contains the entire agreement of the parties with respect to the Services and that there are no other promises or conditions in any other agreement, whether oral or written, with respect to the

Services. As regards such subject matter, this Agreement supersedes any other prior written or oral agreements between the parties.
          11. Amendment/Assignment. This Agreement may be modified or amended if, and only if, the amendment is made in writing and is signed by both parties. Neither this Agreement nor any right under this Agreement may be transferred or assigned in whole or in part by either party without the prior written consent of the other party, and any attempted assignment without such consent will be null and void. Notwithstanding the foregoing, Hythiam may assign this Agreement in whole or in part to an affiliate or successor entity without Consultant’s consent.
          12. Severability. If any provision of this Agreement should be held to be invalid or unenforceable for any reason, the remaining provisions will continue to be valid and enforceable. If a court or judicial authority finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision will be deemed to be written, construed, and enforced as so limited but only to the minimal extent required to make the provision valid and enforceable.
          13. Waiver of Contractual Right. The failure of either party to enforce any provision of this Agreement will not be construed as a waiver or limitation of that party’s right subsequently to enforce and compel strict compliance with every provision of this Agreement.
          14. Applicable Law. This Agreement will be governed by the laws of the State of California (without regard to that body of law known as “Conflicts of Law”).
          15. Benefits, Binding Effect. This Agreement will be binding upon and inure to the benefit of the respective parties and their permitted assigns and successors in interest.
          16. Survivability. Notwithstanding anything to the contrary set forth in this Agreement, Sections 2, 5, 9, 12, 13, 14, and 15 and this Section will survive termination of this Agreement for any reason.
          IN WITNESS WHEREOF, to these terms, each party has caused this Agreement to be executed below in its name and on its behalf, all as of the date first above written.

HYTHIAM, INC.		DAVID E. SMITH & ASSOCIATES

By		By

	Anthony M. LaMacchia		David E. Smith, M.D.
	Chief Operating Officer		President

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